Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Gryphon Digital Mining, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	17,757,576	(2)	$0.6615	(3)	$11,746,636.53	0.0001531	$1,798.42	(4)

Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$1,798.42
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,798.42

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the sum of (i) 8,287,984 shares of common stock, par value $0.0001 per share (the “Common Stock”); (ii) 3,530,198 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, which warrants are exercisable immediately, will expire ten years from the date of issuance and have an exercise price of $0.01 per share (the “Pre-Funded Warrants”); (iii) 2,000,000 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock, which warrants are exercisable immediately, will expire five years from the date of issuance and have an exercise price of $1.50 per share (the “$1.50 Warrants” and, together with the Pre-Funded Warrants, the “Warrants”); and (iv) 3,939,394 shares of Common Stock issuable upon conversion of the outstanding principal under the Loan, Guaranty and Security Agreement, dated as of October 25, 2024, by and among Gryphon Digital Mining, Inc., Gryphon Opco I LLC, Gryphon Opco II LLC, Ivy Crypto, Inc. and Anchorage Lending CA, LLC.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on November 18, 2024 ($0.6615 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.